LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into by and,

BETWEEN:	PATTERSON BROOKE RESOURCES, INC., a Nevada corporation having an office at 115 Angelene Street, Mississauga, Ontario, Canada

(“COMPANY”)

AND:	GREENTECH HOLDINGS LLC, a limited liability company registered under the laws of Nevis having an office at Henville Building, Charlestown, Nevis

(“GREENTECH”)

WHEREAS, Greentech owns certain intellectual property, know-how, trade secrets, data, materials, blue prints, drawings, copyrights, technology, brand names, logos, designs and manufacturing techniques for hybrid buses and motor coaches, including Hybrid Low Floor GTH40, Interurban GTI40 and Commuter Coach GTC45 (the “Assets”).

AND WHEREAS, the Company wishes to acquire the Assets to develop, manufacture and distribute eco-friendly buses and luxury motor coaches.

AND WHEREAS, the Company and Greentech wish to enter into an asset purchase transaction whereby the Company would purchase the Assets in exchange for the issuance to Greentech of 32,000,000 shares of common stock of the Company.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1.
Except for the provisions in Paragraphs 6-12, this LOI is expressly intended to be non-binding and subject to the satisfactory completion of due diligence and the negotiation of mutually acceptable definitive agreements with regard to this transaction.

2.
The Company and Greentech agree that they will enter into a definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-6 of this LOI within sixty (60) days from the date of execution of this LOI (the “ Definitive Agreement ”).

3.
Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company  shall acquire the Assets in exchange for the issuance of 32,000,000 shares of common stock of the Company to Greentech, resulting in the Company having 52,000,000 shares issued and outstanding upon the closing of the transaction (the “Acquisition”).

4.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions.

5.	The closing of the Acquisition shall occur as promptly as practicable, but in all events on or before the date that is thirty (30) days from the execution of the Definitive Agreement (the “Closing”).

6.
In consideration of the time and effort the Company will incur to pursue this transaction, Greentech agrees that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this LOI) until the Closing, neither Greentech nor its shareholders nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to purchase Greentech or any of its assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Greentech to any such persons. Greentech will promptly notify the Company of any inquiry or   proposal received by Greentech, its shareholders or its representatives offering to purchase Greentech or any part of its assets or equity.

7.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and the Acquisition, and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

8.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

9.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

10.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

11.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

12.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE MARCH 10, 2010

PATTERSON BROOKE RESOURCES, INC.

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GREENTECH HOLDINGS, LLC

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